Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of April _, 2017 (the “Effective Date”), between P3 Health Group Holdings, LLC, a Delaware limited liability company (the “Company”), and Amir Bacchus, M.D. (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Founder and Chief Medical Officer of the Company and Executive shall be appointed as a member of the Board of Managers (the “Board”) of the Company (with Executive’s rights and duties in connection with serving as a member of the Board being set forth in the Limited Liability Company Agreement of the Company, dated as of the date hereof (the “LLC Agreement”));

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              POSITION AND DUTIES.

(a)            The Executive shall serve as the Founder, Chief Executive Officer of the Company and as a member of the Board. Executive shall report to the Chief Executive Officer of the Company and be responsible for all day-to-day health care services management decisions of the Company. Executive shall serve as a member of the Board, subject to the terms of the LLC Agreement.

(b)            The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company.

2.              EVERGREEN EMPLOYMENT TERM. The Company agrees to employ the Executive, and the Executive agrees to be employed, as of the Effective Date. Either party hereto may elect to terminate this Agreement by giving the other party prior written notice. In the case of an Executive initiated notice, the notice period shall be 180 days and the Company shall have the option of reducing the notice period to 60 days. In the case of a Company initiated notice, the notice period shall be no less than 60 days. The Executive’s employment hereunder may also be terminated in accordance with Section 6 of this Agreement. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” No termination of employment shall affect Executive’s status as a member of the Board; provided, that Executive must resign from the Board if: (a) he is terminated for Cause by Company, or (b) the Executive voluntarily terminates his employment. Executive will not be deemed to have voluntarily terminated his employment unless he affirmatively confirms such action in writing.

3.              BASE SALARY. The Company agrees to pay the Executive an annual base salary (“Base Salary”) of $400,000, payable in accordance with the regular payroll practices of the Company.

4.              ANNUAL BONUS. The Executive shall be eligible to receive an annual incentive bonus (“Bonus”) of up to 100% of Executive’s Base Salary based upon performance goals which shall be mutually determined in good faith by the Executive and the Board.

5.              EMPLOYEE BENEFITS.

(a)            During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company adopts.

(b)            As part of Executive’s benefit compensation under this Agreement, Company shall, following consultation with Executive, obtain, pay for and maintain during the Employment Term short-term and long-term disability insurance coverage on Executive at a level commensurate with Executive’s position and compensation (the “Disability Insurance Policies”).

(c)            During the Employment Term, the Company agrees to insure the life of the Executive for the Company’s sole benefit and so as to provide funding to satisfy the Company’s repurchase obligations with respect to Executive’s equity interest in the Company as may be required by the terms of the LLC Agreement. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, supplying all information reasonably required by any insurance carrier, and executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of the Executive. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

6.              TERMINATION. The Executive’s employment shall be subject to termination in the event of any of the following:

(a)            DISABILITY. Upon thirty (30) days’ prior written notice by the Company or the Executive to the other party of termination due to Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions and duties of the Executive’s position with the Company for a period of ninety (90) consecutive days as a result of any physical or mental impairment, as determined by an independent physician in accordance with the terms of the Disability Insurance Policies.

(b)            DEATH. Automatically upon the date of death of the Executive.

(c)            CAUSE BY COMPANY. Immediately upon written notice by the Company to the Executive of a termination for Cause by Company. For purposes of this Agreement, “Cause by Company” shall mean: (i) Executive stole from, defrauded or embezzled from the Company, (ii) in the reasonable opinion of the Board the Company has no realistic means to achieve a $20 million EBITDA after the second full year or later of operation based on the budget and pro forma prepared by Executive and approved by the Board, or (iii) Executive enters into a risk-based agreement, a consulting agreement for services relating to risk-based Medicare Advantage lives or a joint venture without Board approval.

(d)            TERMINATION FOR CAUSE BY EXECUTIVE. Executive shall have the right, upon thirty (30) days written notice given to the Company, to terminate Executive’s employment relationship for Cause by Executive. For purposes of this Agreement, “Cause by Executive” shall mean: (i) a reduction in Executive’s Base Salary by more than five (5%) percent per year without Executive’s consent; (ii) a material adverse change in the Executive’s duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) without Executive’s consent; or (iii) failure of CPF (as defined in the LLC Agreement) to provide capital and/or debt in the aggregate amount of thirty million dollars after notice and an opportunity to cure.

7.              CONSEQUENCES OF TERMINATION. Termination of the Executive shall result in the following.

(a)           DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following:

(i)            any unpaid Base Salary and accrued benefits through the date of termination;

(ii)           reimbursement for any unreimbursed business expenses incurred through the date of termination; and

(iii)          Executive’s vesting of any Class B Unvested Units (other than Units the vesting of which is tied to a performance standard) shall be accelerated.

(b)           DISABILITY. In the event that the Executive’s employment and/or the Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with any accrued benefits.

(c)           TERMINATION FOR CAUSE BY COMPANY OR WITHOUT CAUSE BY EXECUTIVE. If the Executive’s employment is terminated (i) for Cause by Company, or (ii) without Cause by Executive, the Company shall pay to the Executive any accrued benefits and Executive shall immediately forfeit all of his Unvested Units (as defined in the LLC Agreement) in the Company.

(d)           TERMINATION WITHOUT CAUSE BY COMPANY. If the Executive’s employment is terminated without Cause by Company, Executive shall be entitled to the following:

(i)            Any accrued benefits through the date of termination of employment and Executive’s Base Salary for a twelve (12) month period (payable in accordance with the Company’s normal pay-roll cycle), subject to mitigation upon Executive’s re-employment in the twelve month period; and

(ii)            Executive’s vesting of any Class B Unvested Units shall be accelerated by twelve (12) months.

(e)            TERMINATION FOR CAUSE BY EXECUTIVE. If the Executive’s employment is terminated for Cause by Executive, Executive shall be entitled to the following:

(i)            Any accrued benefits through the date of termination of employment and Executive’s Base Salary for 18 months (payable in accordance with the Company’s normal pay-roll cycle); and

(ii)            Executive’s vesting of any Class B Unvested Units shall be accelerated by twelve (12) months.

8.              RESTRICTIVE COVENANTS.

(a)            CONFIDENTIALITY. During the course of the Executive’s employment with the Company the Executive will learn and develop confidential information on behalf of the Company. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any confidential business or technical information, trade secrets, or other nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or received from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for its intended and authorized purposes.

(b)           NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to trade secrets and other confidential information of the Company, which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such trade secrets and confidential information, (iv) the Company has substantial relationships with their customers, strategic partners, the health insurance providers with whom they enter into agreements, patients and patient referral sources and the Executive has had and may continue to have access to these customers and referral sources, and (v) the Executive is acquiring an equity interest in the Company in connection with his entering into this Agreement. Accordingly, during the Executive’s employment hereunder and for a period of thirty-six (36) months thereafter provided that CPF has provided capital and/or debt in the aggregate amount of thirty million dollars to the Company, Executive shall not either solely or in connection with or through others directly or indirectly, engage in the business of developing, marketing, operating, managing and/or selling managed healthcare services in the Medicare Advantage area which operate in a risk or gain-sharing model in the states served by the Company or in any county which is the subject of any active business development activity by the Company during the nine (9) months prior to termination of Executive’s employment provided that the Company enters into a definitive agreement relating to such business opportunity within twelve (12) months of Executive’s termination of employment. During such twelve (12) month period Executive agrees to work in good faith to support the Company’s efforts to complete any such active business opportunity transactions. Notwithstanding the foregoing, Orange County, California shall be excluded from any non-compete restriction provided for above. In the event that the Company is doing business in Orange County, California at the time of Executive’s termination, the Executive agrees to enter into an exclusive consulting arrangement with the Company relating to any work in Orange County, California.

In the event Executive’s employment is terminated without Cause by Company, the period of non-competition provided for in this Section 8(b), shall be reduced from thirty-six (36) months from such date of termination of employment to zero (0) months from the date of termination of employment.

Further, in the event Executive’s employment is terminated for Cause by Executive, (A) the period of non-competition provided for hereinabove in this Section 8(b) shall be reduced from thirty-six (36) months from such date of termination of employment to eighteen (18) months from the date of termination of employment, and (B) the geographic scope of the non-competition provision contained in this Section 8(b) shall be limited to the counties in the states of Nevada and Arizona where the Company is actively engaged in business as described hereinabove in this Section 8(b).

(c)            NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of thirty-six (36) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering with the relationship between the Company and any of its payors, joint venturers, licensors or contractors with whom the Company has a contract relating to its at-risk Medicare Advantage business.

(d)            NO DISPARAGEMENT. Neither party shall, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places any of the other party or its affiliates, or any of their respective members or advisors or any member of the Board in a false or negative light; provided, however, that a party shall not be required to make any untruthful statement or to violate any law.

(e)            REASONABLENESS OF COVENANTS. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that the restraints are reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8, and that the Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 8 if the Company prevails on any material issue involved in such dispute or in the event that the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 8.

(f)            REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties hereto that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g)           SURVIVAL OF PROVISIONS.  The obligations contained in Section 8 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter. Executive may request an amendment to the provisions of Section 8 in the future which the Board may approve or decline in its sole discretion. Notwithstanding the foregoing, the Board shall be under no obligation to amend this Agreement.

9.              EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

10.            NO ASSIGNMENTS. This Agreement may not be assigned by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld.

11.            NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Attn: Amir Bacchus, M.D.

If to the Company:

P3 Health Group Holdings, LLC
c/o Chicago Pacific Founders Capital Management, LLC
980 North Michigan Avenue
Suite 1998
Chicago, IL 60611
Attn: Mary Tolan

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.          SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.          LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

14.          GOVERNING LAW; JURISDICTION; NO TRIAL BY JURY. This Agreement, the rights and obligations of the parties hereto, any claims or disputes relating thereto, or any proceeding relating to the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of law provisions. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT. ANY DISPUTE RELATING TO THIS AGREEMENT SHALL BE HEARD IN THE STATE OR FEDERAL COURTS OF NEVADA AND THE PARTIES AGREE TO JURISDICTION AND VENUE THEREIN.

15.          MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16.          SURVIVAL OF PROVISIONS.  The obligations contained in Sections 7 through 16 of this Agreement shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

P3 Health Group Holdings, LLC

By:	/s/ Mary Tolan
Name:	Mary Tolan
Title:	Chairman

EXECUTIVE

/s/ Amir Bacchus
Amir Bacchus, M.D.